Investor and Media Contacts:
---------------------------
Laura Zobkiw                                             Peter Davis
Corporate Communications & Investor Relations            Chief Financial Officer
(510) 204-7200                                           (510) 204-7200


                 XOMA ANNOUNCES REVISION OF FINANCING AGREEMENT
                 FOR VASCULAR INFLAMMATION PRODUCT COLLABORATION
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BERKELEY, CALIFORNIA -- May 20, 2002 --XOMA Ltd. (NASDAQ: XOMA) announced today the amendment of certain terms of the financing agreement between XOMA and Millennium Pharmaceuticals, Inc. The agreement relates to an ongoing product collaboration with two Millennium biotherapeutic agents, MLN01 and CAB-2, for certain vascular inflammation indications.

Under the original investment agreement signed in 2001, Millennium committed to purchase, at XOMA's option, up to $50 million worth of common shares over a three year-period, through a combination of convertible debt and equity at prevailing market prices. Key new elements of the revised payment and financing agreement include:

o An extension of the maturity date of the $5.0 million outstanding convertible loan from May 2003 to February 2004.

o A re-scheduling of XOMA's decision points on whether to sell the remaining $37.5 million worth of common shares from three option dates over the next 12 months, to six option dates over the next 21 months.

"We're pleased with the progress of our collaboration with Millennium," said John L. Castello, XOMA's chairman, president and chief executive officer. "We believe that having more frequent but smaller payment commitments gives us more flexibility to reduce dilution and any short-term impact on XOMA's share price."

As a result of these revisions, XOMA will be filing a new registration statement on Form S-3 with the Securities and Exchange Commission to cover the re-sale of shares issued to Millennium, replacing the registration statement already on file.

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About XOMA

XOMA develops and manufactures antibody and other protein-based biopharmaceuticals for disease targets that include immunological and inflammatory disorders, cancer and infectious diseases. XOMA's programs include collaborations with Genentech, Inc. on the Raptiva(TM) antibody for psoriasis (BLA submission), psoriatic arthritis (Phase II) and other indications; with Baxter Healthcare Corporation to develop NEUPREX(R) (rBPI21) for Crohn's disease (Phase II) and other indications; with Millennium Pharmaceuticals, Inc. on two biotherapeutic agents, CAB-2 and MLN01, for cardiovascular inflammation indications (preclinical); and with Onyx Pharmaceuticals, Inc. on its ONYX-015 product for various cancers (current activities suspended, pending partnership discussions). Earlier-stage programs focus on antibodies and BPI-derived compounds developed at XOMA for the treatment of cancer, retinopathies, and acne. For more information about XOMA's pipeline and activities, please visit XOMA's website at http://www.xoma.com/.

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Statements made in this news release related to collaborative arrangements and current plans for product development, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to changes in the status of the Company's collaborative relationships, the timing or results of pending or future clinical trials or other studies, the ability of collaborators and other partners to meet their obligations, market demand for products, actions by the Food and Drug Administration or the US Patent and Trademark Office, and uncertainties regarding the status of biotechnology patents, are discussed in the Company's most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in evaluating XOMA's prospects.

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